Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
Waste Services, Inc.
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-117912) and Form S-3 (File No. 333-139573) of Waste Services, Inc. of our reports dated July 7, 2009 on the combined financial statements of Commercial Clean-up Enterprises, Inc. and We Haul of South Florida, Inc as of and for the nine months ended September 30, 2008 and as of and for the year ended December 31, 2007, which reports are included in this Current Report on Form 8-K of Waste Services, Inc.
/s/ Crowe Horwath LLP
Fort Lauderdale, Florida
July 7, 2009